Exhibit 5.1

January 29, 2010

Ironwood Pharmaceuticals, Inc.

320 Bent Street

Cambridge, Massachusetts 02141

Re:            Ironwood Pharmaceuticals, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-1 (File No. 333-163275) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 19,166,667 shares of Class A Common Stock, $0.001 par value per share (which are named “Series A Common Stock” until the Company’s Eleventh Amended and Restated Certificate of Incorporation of is effective, and are referred to herein as the “Securities”), of Ironwood Pharmaceuticals, Inc., a Delaware corporation (the “Company”), including 2,500,000 Securities to cover over-allotments, if any.  The Securities are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company and the underwriters named in therein.

We have acted as counsel for the Company in connection with the proposed issuance of the Securities.  For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized, and, when issued and delivered by the Company pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP